Exhibit 4.1

ARTICLES OF AMENDMENT TO THE
STATEMENT OF RESOLUTION
ESTABLISHING AND DESIGNATING THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
GAINSCO, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation, GAINSCO, INC., a Texas corporation (the “Company”), adopts the following Articles of Amendment to its Statement of Resolution Establishing and Designating the Series A Convertible Preferred Stock of the Company filed with the Secretary of State of Texas on October 1, 1999 (the “Statement of Resolution”):

ARTICLE ONE

     The name of the Company is GAINSCO, INC. The filing number issued to the Company by the Secretary of State is 0044984800.

ARTICLE TWO

     The following amendments to the Statement of Resolution, adopted by the shareholders of the Company, amend Sections 3 and 10(a) of the Statement of Resolution as set forth below:

     1. Section 3 of the Statement of Resolution is hereby amended to read in its entirety as follows:

     “SECTION 3. Dividends. Subject to the provisions below, the holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends. The rate of dividends per share shall be expressed as a percentage of the Liquidation Value in effect at the relevant time (as applicable, “Series A Dividend Rate”) and shall be an annual rate equal to six percent (6%) until December 31, 2005, and ten percent (10%) thereafter. Such dividends on shares of Series A Preferred Stock shall be cumulative from January 21, 2005 (the “Effective Date”), whether or not in any period the Company shall be legally permitted to make the payment of such dividends and whether or not such dividends are declared, and shall be payable when, as and if declared by the Board of Directors, out of funds legally available therefor on each April 1, July 1, October 1, and January 1 occurring after the Effective Date (as applicable, each a “Series A Dividend Payment Date”).

     “Cumulative dividends shall at all times accrue from and including the Effective Date to and including a Series A Dividend Payment Date, at a compounded rate equal to the then-applicable Series A Dividend Rate. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends. At all times at which any dividends with respect to the Series A Preferred Stock have accrued but remain unpaid, absent the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, the Company shall not declare, pay or set apart for payment or make any distribution with respect to shares of the Common Stock or any other capital stock of the Company ranking junior to the Series A Preferred Stock. The holders of shares of Series A Preferred Stock shall not be entitled to share in any dividend or distribution that is properly declared, paid or set apart for payment on or in respect of the Common Stock or any other class of securities of the Company, including any dividends or other distributions payable in Common Stock or other securities of the Company, or warrants or rights to purchase Common Stock or other securities of the Company.

     “Dividends on the Series A Preferred Stock shall be calculated on the basis of the time elapsed from and including the Effective Date to and including the date such dividends are actually paid or on any final distribution date relating to conversion or redemption of Series A Preferred Stock or to a dissolution, liquidation or winding up of the Company.”

     2. Section 10(a) of the Statement of Resolution is hereby amended to add a new clause (iii) to read as follows:

“(iii) At any time on and after January 1, 2011, upon the consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, each holder of shares of Series A Preferred Stock may cause the Company to redeem out of funds legally available therefor, in whole at any time or from time to time in part, such holder’s shares of Series A Preferred Stock at a redemption price equal to the Liquidation Value.”

ARTICLE THREE

     The amendments to the Statement of Resolution were adopted by the Series A shareholders on August 27, 2004.

ARTICLE FOUR

     The amendments to the Statement of Resolution have been approved in the manner required by the Texas Business Corporation Act and the constituent documents of the Company.

ARTICLE FIVE

     This document will become effective when the document is filed by the Secretary of State.

     THE UNDERSIGNED signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

DATED: January 21, 2005.

GAINSCO, INC.
By:	/s/ Richard M. Buxton
Richard M. Buxton, its
Senior Vice President